FOR IMMEDIATE RELEASE      FOR FURTHER INFORMATION CONTACT:
---------------------      --------------------------------
March 30, 2005 (12:00 pm)

BUCS Financial Corp                     Contact: Mr. Herbert J. Moltzan
10455 Mill Run Circle                            President and CEO
Owings Mills, Maryland                           (410) 998-5304




                    BUCS FINANCIAL CORP ANNOUNCES STOCK SPLIT

         Owings Mills, Maryland -- BUCS Financial Corp, parent holding company of BUCS Federal Bank, Columbia, Maryland, today announced that the Company's Board of Directors had declared a two-for-one stock split. The stock split is payable on April 30, 2005 to stockholders of record as of April 15, 2005.

         Herbert J. Moltzan, President of the Company, stated that the Board of Directors "was very pleased to declare this event as another method to increase shareholder value in the Company and increase the liquidity of the stock. As a result of the Board's action today, the outstanding shares of the Company's common stock will increase by approximately 400,984 shares, from 400,984 shares outstanding to 801,968 shares outstanding."

         The Company conducts its business through its main office and two branches in Owings Mills, Maryland and two additional branch offices in Columbia, Maryland. As of December 31, 2004, the Company had total assets and stockholders' equity of $122.8 million and $10.6 million, respectively. The Company's stock is traded on the Over-the-Counter Market under the symbol "BUCS" with quotations available through the OTC Electronic Bulletin Board.





         This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. BUCS Financial Corp does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.